Exhibit 99.B(h)(2)(i)

PF ADMINISTRATION AGREEMENT

This Administration Agreement (the “Agreement”) by and between Pacific Funds Series Trust, (the “Trust”), a Delaware statutory trust, and Pacific Life Insurance Company (the “Administrator”), an insurance company domiciled under the laws of the State of Nebraska, is effective January 1, 2020.  Upon the effectiveness of this Agreement, the Administration and Shareholder Services Agreement between the Trust and the Administrator originally made on June 13, 2001, as amended and restated, and the Support Services Agreement originally made on May 1, 2007 by and among the Trust, the Administrator and Pacific Life Funds Advisors LLC (“PLFA”), a Delaware limited liability company, as amended and restated, are terminated.

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain the Administrator to provide or to procure and oversee administrative services in the manner and on the terms set forth below; and

WHEREAS, the Administrator is willing to provide, procure and oversee such services in the manner and on the terms as set forth hereinafter;

NOW, THEREFORE, in consideration of these premises and mutual promises and covenants herein contained, the parties agree as follows:

A.    Appointment.  The Trust hereby appoints the Administrator to provide or to procure and oversee administrative services with respect to each series of the Trust (each a “Fund,” together the “Funds”) for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees during such period to perform the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional Funds with respect to which hereunder, the Administrator is not willing to render services as described herein, it shall so notify the Trust in writing and such Fund shall not be covered by this Agreement.

B.               Duties.  The Administrator shall be responsible for the following administrative services:

(1)            Providing an adequate number of personnel competent to perform such administrative and clerical functions as are necessary or appropriate to provide effective administration of the Trust;

(2)            Providing adequate office space, communications facilities, and other facilities necessary for the Trust’s operations as contemplated in this Agreement;

(3)            Maintaining Trust governance documents and registering the Trust and its Funds for sale with the SEC and any necessary states;

(4)            Procuring and overseeing general portfolio compliance monitoring with respect to applicable federal, state or foreign law or regulation and investment guidelines;

(5)            Preparing, filing and distributing proxy materials, shareholder reports, prospectuses and other regulatory filings to shareholders of the Trust and holding shareholder meetings, or overseeing third parties procured to provide any or any part of these services, except as described in Section (F) of this Agreement;

(6)            Arranging and attending meetings of the Trust’s Board of Trustees and its committees, including any work performed in preparation of, or in furtherance of, the meetings,

(7)            Providing statistical or research data maintained by the Administrator (and, at the expense of the Trust, such other reports, evaluations and information as the Trust may reasonably request from time to time);

(8)            Procuring a third party qualified to provide accounting services to the Trust, including calculating the net asset value of each series of the Trust in accordance with applicable law and regulation and the registration statement of the Trust on Form N-1A as amended from time to time (the “Registration Statement”);

(9)            Coordinating, reviewing and providing compliance oversight of third parties that provide services or operational functions for the Funds, such as coordination among and oversight of the custodian, transfer agent, sub-transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Funds), accountants, attorneys, sub-administrators, sub-advisers and other parties performing services or operational functions for the Funds, like tax and auditing services;

(10)          Providing or procuring shareholder services with respect to the Trust, including receiving and responding to inquiries and instructions from shareholders or their agents or representatives relating to the Trust, concerning, among other things, share transactions or account information, or referring any such inquiries to the Trust’s officers or appropriate agents.  The Administrator shall bear the expense of any such services except to the extent that the Board of the Trust approves any agreement for all or a portion of such services at the expense of the Trust;

(11)          Procuring transfer agency, dividend disbursement, registrar and certain shareholder agency services from an entity qualified to provide such services to the Trust and overseeing such parties. The Trust may be a party to any agreement related to such services. The Administrator shall bear the expense of any such services except to the extent that the Board of the Trust approves any agreement for all or a portion of such services at the expense of the Trust;

(12)         Registering PLFA as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) on behalf of certain Funds, overseeing the preparation and filing of reports and the performance of such compliance activity as may be necessary or advisable under the Commodity Exchange Act or the rules thereunder;

(13)         Complying with, and performing work to assist the Trust to comply with, new or changed securities laws, commodity laws, and other laws, rules and regulations that may affect the Trust;

(14)          Recordkeeping for the Trust.

(15)          All work performed by the Trust’s General Counsel or by members of the Pacific Life Law Department, including paralegals (“Legal Support Personnel”), for the benefit of or on behalf of the Trust, except for those services described in Section (F) of this Agreement as applicable;

(16)          All work performed by the Trust’s Treasurer, Assistant Treasurer and the tax and accounting staffs of Pacific Life (“Financial Reporting Personnel”), for the benefit of or on behalf of the Trust, except for those services described in Section (F) of this Agreement as applicable;

(17)          All work performed by the Chief Compliance Officer or CCO staff (“CCO Support Personnel”), including establishing, overseeing and administering the Trust’s regulatory compliance program in accordance with Rule 38a-1 under the 1940 Act and other applicable laws and regulations, for the benefit of or on behalf of the Trust, except for those services described in Section (F) of this Agreement as applicable;

(18)          All work performed by PLFA not provided under the Investment Advisory Agreement dated June 13, 2001 between the Trust and PLFA, and by Pacific Global Asset Management LLC, for the benefit of or on behalf of the Trust, except for those services described in Section (F) of this Agreement as applicable; and

(19)          All work performed by the Retirement Services Division of the Administrator in support of and oversight of transfer agency and sub-transfer agency services provided by third parties, for the benefit of or on behalf of the Trust, except for those services described in Section (F) of this Agreement as applicable.

C.  Administrator’s Responsibilities.

In performing these services, the Administrator shall:

(1)            conform with the 1940 Act and all rules and regulations thereunder, all other    applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement;

(2)            seek to maintain standards of service that are consistent with those prevailing in the mutual fund industry;

(3)            make available to the Trust, promptly upon request, any of the Trust’s books and records as are maintained by the Administrator under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations; and

(4)            report to the Trust’s Board of Trustees on the services under this Agreement as reasonably requested by the Board, including providing such periodic and special reports as the Trustees may reasonably request.

D.        Documentation.  The Administrator acknowledges receipt of each of the following documents:

(1)                  the Trust’s Registration Statement; and

(2)                  exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement.

E.         Compensation.

(1)            As compensation for the services set forth in this Agreement, the Trust shall pay to the Administrator a fee at annual rates provided in Schedule A to this Agreement.  The fees payable to the Administrator for all Funds shall be computed and accrued daily and paid monthly within 30 days of the billing date.  If the Administrator shall serve for less than any whole month, the monthly compensation shall be prorated.

(2)            The Administrator shall bill the Trust monthly.  Net amounts due and/or payable will be determined at the end of each accounting period.

F.          Expenses Not Paid by the Administrator.

(1)            During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its duties under this Agreement except:

(i)                                        those expenses deemed out-of-pocket expenses for Administration, pricing services and pricing support,

(ii)                                    such Trust expenses as set forth below and

(iii)                                any expenses that are paid by the Trust under the terms of any other written agreement between the Administrator and the Trust (and any other party, as applicable, such as third party sub-administration and accounting agreements).

(2)            Trust Expenses. The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  Expenses to be borne by the Trust, include, but are not limited to:

(i)                      costs of any services provided by third parties contracted for by the Trust except for the Trust’s transfer agency and sub-transfer agent services (this would include for example services of custodian; printing, mailing and filing services; services of independent accountants and external legal and tax counsel; proxy solicitation services; independent pricing services);

(ii)                  preparation and review of the Trust’s tax returns (domestic and foreign) and other regulatory filings;

(iii)              federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement;

(iv)              costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust;

(v)                  investment advisory fees;

(vi)              taxes, distribution and/or service fees, insurance premiums, interest on borrowed funds, and other fees and expenses applicable to its operation;

(vii)                costs incidental to Board meetings, such as travel, board and fees and expenses of Board members;

(viii)                  all applicable registration fees and filing fees required under federal and state securities laws; and

(ix)                          fidelity bond and directors’ and officers’ liability insurance.

G. Liability.  The Administrator shall give the Trust the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement.  The Administrator may rely on information reasonably believed by it to be accurate and reliable.  As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees that neither the Administrator nor its stockholders, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses (a “Loss”) incurred in connection with, any act or omission or mistake in judgment connected with or arising out of (i) any services rendered by the Administrator under this Agreement, or (ii) any services rendered by a third party whose services were procured by the Administrator under this Agreement, except by reason of willful misfeasance, bad faith, or negligence by the Administrator in performance of the Administrator’s duties, or by reason of reckless disregard by the Administrator of the Administrator’s obligations and duties under this Agreement; provided, however, that in the event any Loss occurs in connection with any act or omission or mistake in judgment arising out of any services rendered by a third party as described in item (ii) of this paragraph and such third party is subject to a lesser standard of care than that set forth above, then the Administrator shall be held to the same standard of care as such third party with respect to any claim against the Administrator hereunder in connection with such Loss. This provision shall govern only the liability to the Trust of the Administrator and that of its stockholders, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Administrator by, or provide a defense for, any other person, including persons that provide sub-administration, transfer agency, or other services to the Trust as described in Sections B and E of this Agreement.

H.              Term and Termination.

(1)            This Agreement shall remain in effect, unless sooner terminated as provided herein, through December 31, 2020, and shall continue thereafter on an annual basis provided that such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act).

(2)            This Agreement may be terminated:

(i)                            by the Trust at any time, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust and the provision of 60 days’ prior written notice of termination to the Administrator;

(ii)                        by the Administrator at any time, without the payment of any penalty, upon 60 days’ prior written notice to the Trust.

I.  Use of Name.  It is understood that the name “Pacific Life Insurance Company,” “Pacific Life,” “Pacific Life Fund Advisors,” “Pacific Funds” or Pacific Funds Series Trust” or any

derivative thereof or logo associated with those names are the valuable property of the Administrator and its affiliates, and that the Trust and the Funds shall use such names (or derivatives or logos) only so long as this Agreement or an agreement between the Trust and PLFA related to the investment management of the Funds (“Investment Advisory Agreement”) is in effect. Upon termination of this Agreement and any Investment Advisory Agreement with respect to a Fund, the Trust (or Fund) shall forthwith cease to use such name (or derivative or logo) and, in case of the Trust, shall promptly amend its Certificate of Trust to change its name.

J.  Notices.  Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall be duly given if delivered to: Pacific Life Insurance Company, 700 Newport Center Drive, Newport Beach, California 92660, Attn: Robin S. Yonis and also emailed to: Robin.Yonis@PacificLife.com and to ContractNotifications@PacificLife.com.  Email notices are deemed delivered under this section when received by the email addressee.

K. Trust Obligations.  The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually.  Further, the debts, liabilities, obligations and expenses incurred or contracted for hereunder with respect to a Fund shall be enforceable against the assets of that Fund only and not against the assets of the Trust generally or any other Fund.

L.             Governing Law.  This Agreement shall be governed by the laws of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

M.            Non-Exclusivity.  It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.

N.             Miscellaneous.

(1)            If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(2)            The captions in this Agreement are included for convenience only and in no way define any of the provisions in this Agreement or otherwise affect their construction or effect.

(3)            This Agreement may not be assigned by the Trust or the Administrator without the prior written consent of the other party.

Agreed To and Accepted By:

PACIFIC FUNDS SERIES TRUST		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa	By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa		Name: Howard T. Hirakawa
Title: Senior Vice President		Title: Senior Vice President